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                                                                   Exhibit 10.19

                              EMPLOYMENT AGREEMENT


     AGREEMENT made this 23/rd/ day of April, 2001, between John A. Corsiglia ("Executive") and Lante Corporation (together with any existing or future assigns or subsidiaries owned or controlled, directly or indirectly by Lante and for whom Executive works, "Lante").

     In consideration of Executive's employment or continued employment by Lante, Executive's wages or salary and other employee benefits in compensation of Executive's services, and the other mutual covenants and agreements contained herein, and in lieu of any prior agreement, Executive and Lante agree as follows:

1.   Employment.  Lante shall employ Executive as Chief Operating Officer.
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Executive agrees to use his best efforts and abilities to promote the interests of Lante and shall perform such duties and functions as are from time to time assigned to him by the President and CEO and/or the board of directors of Lante.

2.   Compensation.  (a) As compensation for services rendered hereunder,
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Executive shall receive an annual salary of $400,000 (the "Base Salary"), pro-
rated for the year 2001 and payable in accordance with Lante's then current payroll practices (which are currently bi-weekly). Except as provided in this Agreement, Lante agrees to pay Executive's Base Salary, and to confer upon Executive Lante's then current health insurance, paid time off (four weeks vacation, sick and personal time), and retirement plan benefits.

               (b) In addition to the Base Salary, Executive shall have a $200,000 annual target bonus (pro-rated for year 2001), which bonus shall be payable quarterly based upon Executive's satisfaction of performance criteria to be established by Lante. Provided Executive remains employed at the conclusion of these periods, the bonus will be guaranteed at target for the first 12 months of Executive's employment, and guaranteed at 50% of target for the subsequent 12 months of employment.

               (c) On the first day of Executive's employment, Lante will grant Executive an option (the "Option") to purchase 1,000,000 shares of Lante common stock. The Option will be made pursuant to the Lante stock option plan (the "Option Plan") and Lante's standard option agreement. The exercise price of the Option will be the fair market value of Lante's common stock on the date of grant, determined pursuant to the terms of the Option Plan. The Option shall be subject to 4 year vesting: 25% of the Option shall vest after one year of Executive's employment, and the remainder shall vest 2.0833% per each additional full month of Executive's employment thereafter. Upon a "change of control" as defined below, the vesting of the Option will be accelerated by 24 months. Notwithstanding the foregoing, the Option may be transferred to a trust designated by the Executive, provided that the terms of such transfer are reasonably acceptable to Lante.

               (d) For purposes of this Agreement, a "change of control" shall be deemed to mean: (i) any sale, issuance or recapitalization or series of sales, issuances or recapitalizations of shares of Lante's capital stock by Lante or any holders thereof which results in any person or entity group of affiliated persons or entities (other than the holders of Lante's (or its predecessor's) outstanding capital stock as of the date hereof and their affiliates) owning capital stock of Lante possessing the voting power to elect a majority of Lante's board of directors, (ii) the closing of a sale or transfer of more than fifty percent (50%) of the assets of Lante on a consolidated basis in any transaction or series of related

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transactions, or (iii) consummation of any merger or consolidation to which
Lante is a party, except for those transactions in which Lante's outstanding capital stock immediately prior to the transaction would entitle the holders thereof to elect a majority of the board of directors of the entity surviving such a transaction.

3.  Relocation.  (a) During Executive's first six (6) months of employment with
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Lante, Lante will provide payment for the reasonable costs of hotel or furnished apartment accommodations for Executive in Chicago, weekly round-trip coach airfare, and other reasonable costs (taxi, rental car, etc) for Executive (or Executive's spouse in lieu of the Executive) for commuting purposes between Virginia and Lante locations. Lante's obligations pursuant to the preceding sentence shall automatically expire once Executive has relocated to Chicago. To the extent any of the foregoing reimbursements result in taxable income to Executive, Lante will reimburse Executive for the amount of such taxes.
Executive shall provide Lante with reasonably detailed written documentation regarding the foregoing expenses

               (b) Provided he is still employed hereunder, Lante shall also provide payment for the following reasonable and customary items related to relocating Executive, his family, and his household goods from Virginia to the Chicago area: (1) up to 3 round-trip coach airfares for Executive's spouse to visit Illinois for house hunting or house closing purposes; (2) transportation of household goods from Virginia to Illinois for the final move; (3) temporary housing for Executive and his family for up to sixty (60) days, exclusive of the interim commuting arrangement referred to in paragraph 3(a) above; (4) temporary storage of household goods for up to sixty (60) days; (5) typical home selling costs associated with the sale of Executive's current principal residence, including real estate commission/broker fees; and (6) typical home purchasing costs associated with the purchase of Executive's principal residence in Illinois, including closing costs, but excluding any prepays (real estate taxes, utilities, etc.) and mortgage points. To the extent any of the foregoing reimbursements result in taxable income to Executive, Lante will reimburse Executive for the amount of such taxes. Executive shall provide Lante with reasonably detailed written documentation regarding the foregoing expenses.

               (c) If prior to completing one year of employment hereunder, Executive voluntarily terminates employment with Lante or Lante terminates Executive for cause, then Executive shall promptly reimburse Lante for all amounts paid to or on Executive's behalf pursuant to paragraphs 3(a) and 3(b) above.

4.  Inventions.  (a) As used herein, "Inventions" means discoveries,
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improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of Lante, (ii) which relate to Lante's actual or demonstrably anticipated research or development,
(iii) which result from any work performed by Executive for Lante, (iv) for which equipment, supplies, facility or trade secret information of Lante is used, or (v) which is developed on any Lante time. This section does not apply to any invention developed by Executive prior to Executive's employment by Lante, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement.

               (b) With respect to Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive's employment, whether or not during normal working hours and whether or not at Lante's premises, Executive acknowledges and agrees that all such works are "works made for hire" and, consequently, that the Lante owns all copyright and other rights thereto. Executive further agrees that it will (i) will keep accurate, complete and timely records of such Inventions, which records shall be Lante's property and be retained on Lante's premises; (ii) promptly and fully disclose and describe such Inventions in writing to Lante; (iii) assign, and does hereby assign, to Lante all of Executive's rights to such Inventions and to patents, copyrights, and applications therefore with respect to such Inventions; and (iv) acknowledge and deliver promptly to Lante (without charge to Lante but at the

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expense of Lante) such written instruments and do such other acts as may be necessary in the opinion of Lante to obtain and preserve such property rights and to vest the entire right and title thereto in Lante.

               (c) Executive will cooperate with Lante in the execution of any documents which effect the assignment of Inventions or rights thereto which may be required by a Lante client or other third party, provided that such requirement is no broader than the requirements of Section 4(b) above.

               (d) Pursuant to the provisions of the Illinois Executive Patent Act, 765 ILCS 1060/2, Executive acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of the Lante was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Lante, or (ii) to the Lante's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Lante.

5.  Confidential Information.  (a) During the term of Executive's employment by
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Lante and any time thereafter, except in the course of performing Executive's employment duties for Lante, Executive will not use, disclose, reveal or report any Confidential Information of Lante, of Lante's past or current clients, or of other parties which have disclosed confidential or proprietary information to Lante. As used herein, "Confidential Information" means information not generally known that is proprietary to Lante, its clients or other parties, including but not limited to information about any clients, prospective clients, sales proposals, employees, processes, operations, products, services, organization, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software systems and techniques. All information disclosed to Executive, or to which Executive obtains access, whether originated by Executive or by others, which Executive has reasonable basis to believe to be Confidential Information, or which is treated by Lante or its clients or other parties as being Confidential Information, shall be presumed to be Confidential Information.

               (b) Executive will cooperate with Lante in the execution of any personal confidentiality agreement which may be required by a Lante client or other third party, provided that such agreement is no broader in its provisions to the requirements of Section 5(a) above.

6.  Nonsolicitation.  For two (2) years following Executive's termination of
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employment with Lante (whether voluntary or involuntary), Executive shall not, without Lante's written consent, directly nor indirectly, by or for himself or as the agent of another or through others as Executive's agents (i) solicit or accept any business from any client for whom Lante has performed any services or issued any proposals in the two (2) year period prior to such solicitation or acceptance, (ii) request, induce or advise any such client to withdraw, curtail or cancel its business with Lante or (iii) solicit for employment, employ, or engage as a consultant any person who had been an employee of Lante at any time within the six (6) months prior to such solicitation or engagement.

7.  Non-competition.  Executive acknowledges and agrees with Lante that
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Executive's services to Lante are unique in nature and that Lante would be irreparably damaged if Executive were to provide similar services to any person or entity competing with Lante or engaged in a similar business. Accordingly, Executive agrees that for six (6) months following Executive's termination of employment with Lante (whether voluntary or involuntary), Executive shall not participate in any business anywhere in the United States that is engaged in the strategy, design or implementation of internet or electronic commerce oriented business solutions, or any other business engaged in by Lante during Executive's employment with Lante. For purposes of this paragraph, the term "participate in" shall mean having any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect material service or assistance to any individual, corporation,

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partnership, limited liability company, joint venture or other entity (whether as a director, officer, manager, supervisor, employee, agent, advisor, consultant or otherwise); provided that the foregoing restriction shall not prohibit Executive from owning less than 5% of the publicly traded securities of any company.

8.  Return of Lante Property. Upon termination of employment, Executive shall
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return to Lante all copies of any Confidential Information (whether in paper, electronic or any other form) as well as all hardware, software, books, documentation, files, keys, keycards, company credit cards, records, lists and any other information or property owned by Lante within Executive's possession or control, including all copies thereof.

9.  Injunctive Relief.  In the event of a breach or threatened breach of
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Sections 4, 5, 6, 7 or 8 by Executive, Lante shall be entitled, without posting of a bond, to an injunction restraining such breach, an accounting and repayment of profits, compensation, commission, remuneration or other benefits that Executive, directly or indirectly, may realize as a result of such violation and to reimbursement of any attorneys' fees and costs incurred by Lante as a result of such breach. Nothing herein shall be construed as prohibiting Lante from pursuing any other remedy available to it for such breach.

10. Term.  (a) Except as otherwise provided herein, employment under this
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Agreement may be terminated by either Lante or Executive without cause with a minimum of 30 (thirty) days prior notice, provided that in the case of termination by Lante without cause, Lante may provide to Executive the severance benefits provided for in paragraph 10(b) below in lieu of 30 days notice of termination. Employment under this Agreement may also be terminable by Lante for cause without notice. For purposes of this Agreement, "cause" means criminal activity, dishonesty, breach of the Executive's fiduciary duties to Lante, breach of this Agreement or failure to perform to Lante's personnel policies.

           (b) If Lante terminates Executive's employment without cause, or if Executive terminates his employment with Good Reason (as defined below), Executive shall receive severance benefits consisting of nine (9) months' Base Salary and pro rated target bonus and benefits, and the vesting of the Option will be accelerated by 6 months, which Option must be exercised within 180 days of Executive's termination.

           (c) Executive may terminate his employment for "Good Reason" if his duties are materially reduced such that he is no longer reporting to the board of directors or to an executive that reports to the board of directors, provided that Executive first notifies Lante in writing of such reduction and Lante fails to remedy such reduction within thirty (30) days of receiving such notice.

    11.    General Provisions. This Agreement may be assigned by Lante and shall
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inure to the benefit of Lante's successors and assigns. If any term, provision, covenant or agreement hereof is held by a court to be invalid, void or unenforceable, the remainder of the terms hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Lante shall have the right to set off against any payment otherwise due to Executive hereunder, any amounts due to Lante by Executive. This Agreement contains the entire contract between the parties. All prior agreements and terms between the parties regarding such matters or Executive's

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employment are superseded hereby and terminated. Sections 3 through 9 of this
Agreement shall survive termination of employment.


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In Witness Whereof, the undersigned have executed this Agreement as of April 23,
2001.


JOHN A. CORSIGLIA


/s/ JOHN A. CORSIGLIA
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Executive


LANTE CORPORATION


/s/ MARLA MELLIES
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    Marla Mellies
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Printed Name
Vice President - Human resources
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Title

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